UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 6, 2015

Winnebago Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-06403	42-0802678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 152, Forest City, Iowa		50436
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code   641-585-3535

______________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 8 are not applicable and are therefore omitted.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2015, Winnebago Industries, Inc., (the “Company”) and Randy Potts, the Company’s Chairman of the Board, Chief Executive Officer and President, entered into a Retirement Agreement (the “Retirement Agreement”) pursuant to which Mr. Potts retired from the Company, and the Board of Directors effective August 6, 2015. The Company also announced the appointment of former Chairman and Chief Executive Officer, Robert Olson, age 64, to serve as interim CEO while the Board conducts a search for the Company’s next CEO. The Company’s lead director, Larry Erickson, has been elected Chairman of the Board. The Company announced Mr. Potts’ retirement and Mr. Olson’s appointment as CEO by the press release attached hereto as Exhibit 99.1.

Retirement Agreement

Under the terms of the Retirement Agreement Mr. Potts will receive an amount equal to his current annual base salary plus 3 weeks paid in two installments, the first installment of $189,360 payable within 15 days of this Agreement becoming enforceable and the second installment of $331,380 payable within 15 days following January 1, 2016. The Company will also pay Mr. Potts a lump sum of $275,012 within fifteen days of January 1, 2016, in lieu of any participation in 2015 incentive compensation plans. Mr. Potts will also receive a lump sum of $15,360 which is approximately equivalent to the premium cost of COBRA coverage for one year. All other Company benefits such as life insurance, disability insurance, 401(k) plan, and vacation accruals cease effective with Mr. Potts retirement. Mr. Potts’ stock awards granted in 2012, 2013 and 2014 have 33,001 shares of common stock that are currently unvested. The Human Resources Committee and other independent members of the Board of Directors agreed to waive the vesting requirements and permit these shares to vest upon the agreement becoming enforceable. Mr. Potts may exercise outstanding options in accordance with applicable option terms and conditions, and payment of the any applicable exercise price.

Under the Retirement Agreement, Mr. Potts agrees that he will not solicit Company employees or compete against the Company for a period of two years. Mr. Potts also has agreed to a general release of claims against the Company arising under various employment laws. Under the terms of the Retirement Agreement, Mr. Potts is entitled to rescind the waiver of claims under certain employment laws for seven days following execution of the Retirement Agreement.

Employment Agreement

Under the terms of the Employment Agreement with Mr. Olson, Mr. Olson is engaged as the Company’s interim Chief Executive Officer reporting to the Company’s Board of Directors. Mr. Olson will receive annual base compensation of $492,385, payable according to the Company’s regular payroll practices including withholding and other applicable deductions. Mr. Olson will be eligible to participate in all applicable employee benefit plans of the Company under the terms and conditions of such benefit plans, except Mr. Olson shall not be eligible to participate in the Company’s annual or long term incentive compensation programs. The Company agrees to reimburse Mr. Olson for reasonable and necessary out-of-pocket expenses. Mr. Olson’s employment under the Employment Agreement will continue until either party gives fifteen days’ notice of termination. Upon termination, the Company will pay any accrued but unpaid base salary and benefits through the date of termination. Mr. Olson will not be eligible to receive any severance of other benefits as a result of such termination.

Mr. Olson has served in various management positions with the Company including general manager of fabrication, vice president of manufacturing and senior vice president of operations. He served as CEO and President of the Company from 2007-2011, and Chairman of the Board from 2008-2012. Since he left employment with the Company in 2012 Mr. Olson has been retired, although he did serve on the Company’s Board of Directors until December of 2014. Mr. Olson’s son works at the Company.

Both the Human Resources Committee and the Board of Directors approved the compensation to Mr. Potts and Mr. Olson under their respective agreements.

The foregoing summary of the Separation Agreement and the Employment Agreement do not purport to be complete and are subject to and qualified in their respective entirety by reference to the Retirement Agreement and Employment Agreement, which are attached hereto as Exhibits 10.1 and Exhibit 10.2 to this Form 8-K, respectively, and are incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Retirement Agreement dated August 6, 2015 by Winnebago Industries, Inc. and Randy Potts
10.2	Employment Agreement between Winnebago, Industries, Inc. and Robert Olson dated August 6, 2015
99.1	Press Release of Winnebago Industries, Inc. dated August 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINNEBAGO INDUSTRIES, INC.
(Registrant)

Date:	August 6, 2015	By:	/s/ Robert J. Olson
		Name:	Robert J. Olson
		Title:	Interim Chief Executive Officer

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